EXHIBIT 5.1

February 27, 2018

DPW Holdings, Inc.
 48430 Lakeview Blvd
Fremont, CA 94538-3158

Re: DPW Holdings, Inc.’s Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance from time to time by DPW Holdings, Inc., a Delaware corporation (the “Company”), of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $50,000,000 (the “Shares”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-222132) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated January 8, 2018 (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 27, 2018 filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: (A) the genuineness and authenticity of all signatures on original documents; (B) the genuineness and authenticity of all documents submitted to us as originals; (C) the conformity to originals of all documents submitted to us as copies; (D) the accuracy, completeness and authenticity of certificates of public officials; and (E) the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company) and have not sought independently to verify such matters.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law (based solely upon our review of a standard compilation thereof) as in effect as of the date hereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold pursuant to that certain At Market Issuance Sales Agreement by and between the Company and H.C. Wainwright & Co., LLC, dated February 27, 2018, in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.”  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Kesner LLP
Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas | 37th Floor | New York, NY 10036
T: (212) 930-9700  |  F: (212) 930-9725  |  www.srfkllp.com